Exhibit 99.1

HCC INSURANCE HOLDINGS COMPLETES ACQUISITION OF PRODUCERS AG INSURANCE GROUP

HOUSTON (January 2, 2015) . . .

HCC Insurance Holdings, Inc. (NYSE: HCC) today announced it has completed the previously announced acquisition of Producers Ag Insurance Group, Inc. (ProAg) from CUNA Mutual Group in an all-cash purchase of ProAg’s capital stock for approximately $105 million.  This acquisition marks HCC’s entry into the crop insurance business.

ProAg is one of the leading writers of crop insurance in the United States with gross earned premiums of $633.5 million in 2013.  The company writes multi-peril crop, crop hail, named peril and livestock insurance.  In 2013, ProAg was the sixth largest writer of multi-peril crop insurance and crop hail insurance, with a 5% market share.  The company is headquartered in Amarillo, Texas with seven offices across the United States.  ProAg employs approximately 500 people supporting operations in 41 states.

Headquartered in Houston, Texas, HCC Insurance Holdings, Inc. is a leading specialty insurer with offices in the United States, the United Kingdom, Spain and Ireland.  As of September 30, 2014, HCC had assets of $10.8 billion and shareholders’ equity of $3.9 billion.  HCC’s major domestic and international insurance companies have financial strength ratings of “AA (Very Strong)” from Standard & Poor’s Corporation, “A+ (Superior)” from A.M. Best Company, Inc., “AA (Very Strong)” from Fitch Ratings, and “A1 (Good Security)” from Moody’s Investors Service, Inc.

For more information about HCC, please visit http://www.hcc.com.

Contact:	Doug Busker, Director of Investor Relations
HCC Insurance Holdings, Inc.
Telephone: (713) 996-1192

Forward-looking statements contained in this press release are made under “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties.  The types of risks and uncertainties which may affect the Company are set forth in its periodic reports filed with the Securities and Exchange Commission.

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